EXHIBIT 23

CONSENT OF CROWE, CHIZEK AND COMPANY LLP



CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the prospectuses constituting part of the registration statements on Form S-3 for the CSB Bancorp, Inc. Share Owner Dividend Reinvestment Plan and on Form S-8 for The Commercial & Savings Bank of Millersburg Profit Sharing and 401(k) Savings Retirement Plan and Trust of our report dated January 10, 1997 on the consolidated balance sheets of CSB Bancorp, Inc. as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996, which report is incorporated by reference in this Form 10-K.

/S/ Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP

Columbus, Ohio
March 25, 1997